Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH ENTERS DEFINITIVE AGREEMENT TO SELL HEART HOSPITAL OF AUSTIN
     CHARLOTTE, N.C., Feb. 17, 2010 — MedCath Corporation (Nasdaq: MDTH) and its physician partners announced today that they have entered into a definitive agreement to sell substantially all the assets of Heart Hospital of Austin to St. David’s Healthcare Partnership, L.P. (“St. David’s”). The transaction is expected to close during MedCath’s third fiscal quarter of 2010, subject to customary closing conditions and regulatory requirements.
     The sale comes after Austin Heart, a leading cardiology practice and co-founder of Heart Hospital of Austin (along with MedCath and other physicians) integrated with St. David’s. Beginning with its second quarter of fiscal 2010, which ends March 31, MedCath will account for Heart Hospital of Austin as an asset-held-for-sale for current and prior reporting periods.
     Opened in 1998, Heart Hospital of Austin is a 58-bed hospital focused on providing cardiovascular care to the Austin community. The hospital has a longstanding reputation for excellent clinical quality and in November, it was one of four MedCath hospitals ranked among the nation’s 100 Top Hospitals® for cardiovascular care — the fifth time it earned that honor in the 11 years the study has been performed. In addition, Heart Hospital of Austin was one of three MedCath hospitals that received Excellence Awards from HealthGrades, the leading independent health care ratings organization. It was one of three MedCath hospitals cited among the leading hospitals in America by Consumers’ Checkbook survey, according to the May/June 2009 issue of AARP The Magazine. And a USA Today analysis in July found that Heart Hospital of Austin had the nation’s lowest death rate from heart attacks.
     “Heart Hospital of Austin has helped distinguish MedCath, epitomizing our model of providing high quality care in an efficient manner,” said O. Edwin French, MedCath’s president and CEO. “We’re proud of our legacy there, and we wish the new owners much success.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a health care provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates ten hospitals with a total of 825 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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